UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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IN PROXY STATEMENT
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TomoTherapy Incorporated

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Employee FAQ
1.
Why are TomoTherapy and Accuray combining? Why does this make us stronger?
By joining forces with Accuray, we will create a premier radiation oncology company with complementary technologies in the two fastest-growing market segments. Importantly, through this combination, we will become part of a larger, dynamic organization with increased scale and scope to accelerate delivery of benefits to customers and patients, as well as create even broader career and growth opportunities for employees going forward.

2.
Why Accuray?
Accuray is a first-rate global company and a pioneer in the field of full-body radiosurgery, the fastest growing radiation oncology segment. Accuray’s offering is highly complementary to TomoTherapy’s best-in-class radiation therapy systems, and together, we will be able to offer a wide range of radiation oncology products to patients around the world. In addition, Accuray shares many of our same core values — like us, they are committed to providing innovative products and exceptional service to customers and enhancing the quality of life for patients diagnosed with cancer, with a clear emphasis on patient care and comfort.

3.
We have recently improved our performance and have been moving toward profitability, so why did we decide to combine with Accuray now?
There is no doubt we have made tremendous progress on several fronts over the last 12 to 18 months, including developing a more robust product offering, making inroads in new and growing geographies, bolstering our sales and marketing efforts and enhancing our service organization — all of which has contributed to improved performance. This transaction is a testament to the value we have all created through our efforts and to the strength of our brand in the marketplace. Accuray clearly recognizes this strength, and by joining forces now, we will be creating a single organization that is better positioned for success. Together, we will have greater scope and scale — and the resources — to offer more patients access to life-saving cancer treatment in even more places around the world.

4.
What happens between now and the close of the transaction?
We expect the transaction, which is subject to regulatory and shareholder approvals, to close in later Q2 or Q3. In the meantime, TomoTherapy and Accuray will continue to operate as independent entities. For employees and customers, it is business as usual. Meeting the needs of customers remains TomoTherapy’s number one priority.

5.
What does today’s announcement mean for my job?
It’s premature to determine specific details about organizational structure before the steering team has gotten further into integration planning. However, given the leanness of both companies and the complementary but distinctly different product technologies, we anticipate very few redundancies, except perhaps some minor reductions in the Corporate leadership and administrative functions. As part of the negotiated merger agreement, anyone who is terminated without cause within one year after the merger will be entitled to a severance package, but frankly, we see this transaction resulting in greater opportunities for most current employees.

6.
When do you expect the transaction to close?
After announcement today, the transaction is subject to regulatory and shareholder approvals, which combined, typically take anywhere from 45-90 days, or longer. Therefore, this is not expected to close until sometime in Q2 or Q3.

7.
Do you expect any layoffs as a result of this transaction?
Given the leanness of both companies and the complementary but distinctly different product technologies, we anticipate few redundancies, except perhaps some reductions in the Corporate leadership and administrative functions. However, this transaction will take several months to close, and it’s too early to determine details about the organizational structure until the steering team has gotten further into integration planning.

8.
Will there be any changes to our compensation?
Existing TomoTherapy compensation programs will remain in effect until the transaction closes. As the transaction will not close for several months, it would be premature to comment on specific Accuray compensation plans at this time. Of note, as part of the negotiated merger agreement, Accuray has guaranteed that for a period of one year after close, no employee will receive a base salary reduction. In addition, Accuray has agreed to honor our planned July 1 merit raise process, and Accuray has also agreed to pay out a pro-rated bonus to bonus-eligible employees who are employed at close for the performance period of Jan 1, 2011 through June 30, 2011. So, if we attain our TomoTherapy bonus plan metrics, every employee will receive a pro-rated bonus for the bonus period, payable in September 2011. This should be a strong reinforcement that both companies want to continue ‘business as usual’ to deliver on performance objectives.

9.	What will happen to TomoTherapy’s presence in Madison? Accuray is committed to maintaining a strong presence in Madison.

10.
What should we be telling our customers?
You can assure our customers that this transaction represents a highly attractive proposition for them and they will benefit from the combined company’s more comprehensive product offering in radiation oncology. You can also let them know that until the transaction closes we will continue to operate independently and that delivering on our commitments to them remains our top priority.

11.
When will we hear more about the integration, jobs impact, etc?
As we move forward, we will be forming a joint integration team to evaluate the businesses. We are committed to keeping you informed as much as possible along the way.

12.
Will our benefits (medical, dental, 401K, etc.) change?
Existing benefit plans will remain in effect until transaction closing, and several for a period afterward. As the transaction will not close for several months, it would be premature to comment on specific changes to current benefit plans at this time. However, Accuray’s current compensation and benefit offerings are quite comparable to TomoTherapy’s—another sign of the company’s overall complementary fit with TomoTherapy. And as part of the negotiated merger agreement, employees are guaranteed TomoTherapy service will be credited for all benefit plans in the new combined entity. One additional note: TomoTherapy and Accuray have agreed to automatically vest all unvested contributions in TomoTherapy’s Retirement Savings Plan as of the transaction close.

13.
What will happen to TomoTherapy’s CEO and the rest of the senior management team? Will they remain with the Company after the transaction closes?
Remember, this is the first step in a process, and it’s critical that TomoTherapy continue to make progress against its 2011 financial objectives. TomoTherapy’s current management team will remain in place for the next several months until close. Specific decisions regarding leadership for the combined entity will evolve as representatives from both companies form the integration team and work through the business planning process in earnest. Senior executives from both sides are committed to staying until not only the close of the transaction, but also to assist in the integration of the two companies.

14.
What will happen to my TomoTherapy restricted stock and/or stock options?
An agreement has been reached on the details around equity and we will be uploading the information to our TomoTherapy intranet site this week.

15.
What will happen to TomoTherapy’s presence in Brussels, Belgium?
Accuray is committed to maintaining a significant international — including EMEA — presence. However, it is too early to determine specific plans for any one region.

16.
Specifically, what will happen to TomoTherapy’s headquarters? Will TomoTherapy facilities close?
As the transaction will not close for several months, it is too early to determine specific details around locations. However, Accuray has stated their commitment to maintaining a strong presence in Madison. The integration planning team — which will include people from both organizations — will evaluate both businesses carefully over the coming months.

17.
What alternatives will the new company provide for relocation?
Prior to close, we do not anticipate any employee relocation as a result of this transaction. As organizational decisions are made following the close, some employees may have the opportunity to relocate, but it is too early to determine whether this will be the case.

18.	Whom may I contact if I have additional questions? Please talk to your managers if you have additional questions or would like additional information.
# # #
Additional Information About the Merger and Where to Find It
This communication is being made in respect of the proposed merger transaction involving Accuray Incorporated (“Accuray”) and TomoTherapy Incorporated (“TomoTherapy”). In connection with the proposed transaction, Accuray will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 and TomoTherapy will mail a proxy statement/prospectus to its shareholders, and each will also be filing other documents regarding the proposed transaction with the SEC. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS REGARDING THE PROPOSED TRANSACTION AND ANY OTHER RELEVANT DOCUMENTS CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The final proxy statement/prospectus will be mailed to TomoTherapy’s shareholders. Shareholders will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about TomoTherapy and Accuray, without charge, at the SEC’s Internet site (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Vice President and General Counsel, TomoTherapy Incorporated, 1212 Deming Way, Madison, Wisconsin, 53717, (608) 824-2800.
Participants in the Solicitation
TomoTherapy and its directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding TomoTherapy’s directors and executive officers is available in TomoTherapy’s proxy statement for its 2010 annual meeting of shareholders and TomoTherapy’s Annual Report on Form 10-K for the year ended December 31, 2010, which were filed with the SEC on March 22, 2010 and March 3, 2011, respectively. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-looking Statements
The foregoing may contain certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with the medical device industry and the transaction between Accuray and TomoTherapy. Except for the historical information contained herein, the matters set forth in this press release, including the expected structure and timetable for the transaction between Accuray and TomoTherapy, the transaction’s anticipated strategic and financial benefits, financial prospects and guidance, expectations regarding Accuray’s and TomoTherapy’s ongoing operations, employees, sales, product development and commercialization, synergies and economies of scale following the transaction, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date the statements are made and are based on information available at the time those statements are made and/or managements’ good faith belief as of that time with respect to future events. You should not put undue reliance on any forward-looking statements. Important factors that could cause actual performance and results to differ materially from the forward-looking statements we make include: the satisfaction of closing conditions for the transaction between Accuray and TomoTherapy, including clearance under the Hart-Scott-Rodino Antitrust Improvements Act; market conditions; the effect of the announcement of the transaction on Accuray’s and TomoTherapy’s respective businesses; the impact of any failure to complete the transaction; the risk that Accuray and TomoTherapy will not realize the anticipated benefits of the transaction; the potential inability to successfully operate or integrate TomoTherapy’s business; general industry and economic conditions; and other factors beyond the companies’ control and the risk factors and other cautionary statements described in Accuray’s and TomoTherapy’s filings with the SEC. Please refer to the Risk Factors section of Accuray’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010, and the Risk Factors set forth in TomoTherapy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for a further list and description of additional business risks, uncertainties, and other factors that may affect these statements. Neither Accuray nor TomoTherapy intends to update these statements and undertakes no duty to any person to provide any such update under any circumstance.